SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, DC  20549

                      _____________________

                            FORM 8-K

                         CURRENT REPORT
                 PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 12, 1997

                    Presidio Capital Corp.
       (Exact Name of Registrant as Specified in Charter)


   British Virgin Islands         0-25780              N/A
(State or Other Jurisdiction   (Commission        (IRS Employer
   of Incorporation)           File Number)    Identification No.)


c/o Hemisphere Management (Cayman) Limited
Zephyr House, Mary Street, Grand Cayman
Cayman Islands, British West Indies                  N/A
(Address of Principal Executive Offices)          (Zip Code)

Registrant's telephone number, including area code:(441)295-9166


  (Former Name or Former Address, if Changed Since Last Report)

Item 5   Other Events.

          On September 12, 1997, Martin L. Edelman, Dean J. Takahashi and Paul Walker (together, the "Resigning Directors") resigned as Class A Directors of PCC. In connection with their resignation, such directors entered into an Agreement (the "Agreement"), dated as of September 12, 1997, with Presidio Holding Company, LLC ("PHC"), the holder of approximately 67.6% of the outstanding Common Stock of the Company. Pursuant to the Agreement, the Resigning Directors appointed W. Edward Scheetz, David Hamamoto and David King, each of whom is an affiliate of PHC, as their successors in accordance with the Articles of Association of the Company.

          Angelo, Gordon & Co., L.P. and M.H. Davidson & Co. sent a notice to the Board of Directors of the Company on August 20, 1997 requesting that Jeffrey H. Aronson and Thomas L. Kempner be appointed as directors of the Company effective as of August 20, 1997 or as promptly as practicable thereafter in accordance with the Memorandum of Association of the Company and applicable law. The Agreement also provides that PHC will take all necessary action to appoint two additional directors upon satisfaction of all requirements with respect thereto under applicable law and the Memorandum and Articles of Association.

          The complete text of the Agreement and the press release regarding the resignation of the Class A Directors of the Company, which is the post-bankruptcy successor to Integrated Resources, Inc., are attached hereto as exhibits and are hereby incorporated by reference in their entirety to this Item.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

          c.  Exbibits

              99.1  Press Release, dated September 23, 1997

              99.2 Agreement dated as of September 12, 1997 among Presidio Holding Company, LLC, Martin L. Edelman, Dean J. Takahashi and Paul Walker

                                                               SIGNATURES

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         PRESIDIO CAPITAL CORP.



Dated:  September 23, 1997                By: /s/ Jay L. Maymudes
                                              Jay L. Maymudes
                                              Vice President, Treasurer and
                                              Chief Financial Officer